                                 ALLERGAN, INC.

                                   EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE





Earnings per share of common stock, including common stock equivalents, have been computed based on the following weighted average number of shares and net earnings:


                                                         Three Months           Six Months
                                                             Ended                Ended
                                                        June 30, 1996         June 30, 1996
                                                        -------------         -------------
(in millions, except per share amounts)
 Weighted average number of shares
   outstanding during the period                             65.0                  64.7

 Weighted average number of additional
   shares issuable in connection with
   dilutive stock options based upon
   use of the treasury stock method
   and average market prices                                  0.9                  1.0
                                                           ------                 ----

 Weighted average number of common shares
   including common stock equivalents                        65.9                 65.7
                                                           ======                 ====

 Net Earnings for the period                               $  0.7               $ 23.8
                                                           ======               ======
 Primary Earnings per Common Share                         $ 0.01               $ 0.36
                                                           ======               ======





                                       13